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Exhibit 23.4

[Letterhead of Freedonia]

        The Freedonia Group, Incorporated grants permission for information on Bearings Shipments by Type from page 12 of our report. Freedonia Focus on Bearings, to be used on behalf of RBC Bearings, Incorporated. It is understood that these figures will be used in Form S-1, subsequent amendments, and prospectuses and subsequent reports under the Securities Act of 1934, providing proper citation of The Freedonia Group, Incorporated be included.

/s/ CHRISTINE E. WEIMER	3/7/06
Christine E. Weimer Papesch Marketing	Dated: March 7, 2006

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  Exhibit 23.4